FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-228375-05

Sent: Tuesday, December 8, 2020 10:31 AM
Subject: BANK 2020-BNK30 **NEW ISSUE ANNOUNCEMENT** Public

NEW ISSUE CMBS: $683.801mm BANK 2020-BNK30

CO-LEAD MANAGERS & BOOKRUNNERS: BofA Securities, Wells Fargo Securities and Morgan Stanley

CO-MANAGERS: Academy Securities, Inc. and Drexel Hamilton

PUBLICLY OFFERED CERTIFICATES

			WAL
CLASS	DBRSM/Fitch/MDY	SIZE($MM)	(YRS)	CE%	WINDOW	DY%	LTV%
A-1	AAA(sf)/AAAsf/AAA(sf)	$ 33.289	2.61	30.000%	1-59	17.1	35.2%
A-2	AAA(sf)/AAAsf/AAA(sf)	$ 4.146	4.90	30.000%	59-59	17.1	35.2%
A-SB	AAA(sf)/AAAsf/AAA(sf)	$ 34.929	7.07	30.000%	59-109	17.1	35.2%
A-3*	AAA(sf)/AAAsf/AAA(sf)	$180.000	9.40	30.000%	109-119	17.1	35.2%
A-4*	AAA(sf)/AAAsf/AAA(sf)	$289.260	9.94	30.000%	119-120	17.1	35.2%
A-S	AAA(sf)/AAAsf/Aa2(sf)	$ 55.130	9.98	22.875%	120-120	15.5	38.8%
B	AA(high)(sf)/AA-sf/NR	$ 56.097	9.98	15.625%	120-120	14.2	42.4%
C	A(high)(sf)/A-sf/NR	$ 30.950	9.98	11.625%	120-120	13.5	44.4%

* Sizes subject to change as detailed in the attached Term Sheet. Range of possible available sizes below:

A-3: $0 - $300.000mm

A-4: $169.260mm - $469.260mm

POOL BALANCE:	$814,473,443
NUMBER OF LOANS/PROPERTIES:	40/62
WA MORTGAGE INT. RATE:	3.1292%
WA CUT-OFF LTV:	50.3%
WA UW NCF DSCR:	3.23x
WA UW NOI DEBT YLD:	12.0%
WA ORIG TERM TO MATURITY:	120
WA ORIG AMORTIZING TERM:	337
TEN LARGEST LOANS:	70.6%
LOAN SELLERS:	WFB(34.8%), MSMCH(30.9%), BANA(29.1%), NCB(5.3%)
TOP 5 STATES:	NY(31.6%), CA(20.4%), FL(9.2%), IL(8.8%), UT(5.0%)
TOP 5 PROPERTY TYPES:	OF(44.1%), RT(31.9%), IN(9.9%), MF(5.8%), HOT(4.0%)

RISK RETENTION	Eligible vertical interest ("V")

MASTER SERVICER:	Wells Fargo Bank and National Cooperative Bank
SPECIAL SERVICER:	Greystone Servicing Company and National Cooperative Bank
TRUSTEE:	Wilmington Trust
CERT ADMIN:	Wells Fargo Bank
TRUST ADVISOR:	Park Bridge Lender Services
INITIAL CONTROLLING CLASS REP:	Eightfold Real Estate Capital

Documents and Expected Timing:
TERM SHEET, ANNEX A-1:	Attached
PRELIM PROSPECTUS:	Dec 8
PRESALE REPORTS:	Dec 8 & 9

INVESTOR CALL:	Tuesday Dec 8 11AM ET (live/not-recorded)
US Toll free:	855.312.6136 / Passcode: 631 269 19#

PRICING:	Week of Dec 7
SETTLEMENT:	On or about Dec 22

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